Exhibit 8.1

June 12, 2008

RESOURCE CAPITAL CORP.

712 Fifth Avenue

10th Floor

New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to Resource Capital Corp., a Maryland real estate investment trust (the “Company”), in connection with the sale pursuant to the Registration Statement on Form S-3 (the “Registration Statement”), of up to 5,500,000 shares of common stock of the Company (the “Shares”) pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan. You have requested our opinion regarding certain U.S. federal income tax matters.

In connection with the opinions rendered below, we have examined the following:

1)	Articles of Incorporation of the Company, as amended to the date hereof, and the Bylaws of the Company and its subsidiaries;

2)	the Registration Statement and the documents incorporated by reference therein;

3)	the organizational documents of the Company and its subsidiaries;

4)	an officer’s certificate, dated as of the date hereof, provided to us by the Company (the “Certificate”);

5)	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed generally that:

1. Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been subsequently amended.

RESOURCE CAPITAL CORP.

June 12, 2008

2. The Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year.

3. No action will be taken by the Company or its subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

For purposes of rendering the opinions stated below, we have also assumed the accuracy of the factual representations contained in the Certificate. Where factual representations contained in the Certificate involves the terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that such representatives understand the terms and are capable of making such factual representations.

In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Certificate.

Based on the documents and assumptions set forth above and the representations set forth in the Certificate, we are of the opinion that:

(a) Commencing with the Company’s taxable year ending December 31, 2006, the Company has operated in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code, and the Company’s proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2008, and in the future.

(b) The descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Federal Income Tax Consequences of Our Qualification as a REIT” are correct in all material respects and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Stock.

The opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the

RESOURCE CAPITAL CORP.

June 12, 2008

opinions referred to herein. We will not review on a continuing basis the Company’s nor any of its subsidiary’s compliance with the documents or assumptions set forth above. Accordingly, no assurance can be given that the actual results of the Company’s or any of its subsidiary’s operations for its 2008 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations, as we have deemed necessary for purposes of rendering this opinion, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters.” In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter.

Very truly yours,

/s/ Ledgewood

Ledgewood

a professional corporation